UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported):  February 23, 2017

KEMET Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-15491	57-0923789
(State or other	(Commission File Number)	(IRS Employer
jurisdiction)		Identification No.)

2835 KEMET Way, Simpsonville, SC		29681
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (864) 963-6300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On February 23, 2017, KEMET Electronics Corporation (“KEMET”), a wholly-owned subsidiary of KEMET Corporation (the “Company”), entered into a definitive stock purchase agreement with NEC Corporation (“NEC”) (the “Definitive Stock Purchase Agreement”), to acquire all of the outstanding shares of common stock and preferred stock of NEC TOKIN Corporation (“NT”) not already held by KEMET. NT is a joint venture between KEMET and NEC. Upon closing, NEC TOKIN will change its name to TOKIN Corporation (“TOKIN”) and will be a 100% owned subsidiary of KEMET. KEMET originally acquired a 34% economic, and 51% common stock interest in NT on February 1, 2013.
In addition, the Company announced on February 23, 2017, that NT has entered into a master sale and purchase agreement (the “Master Sale and Purchase Agreement”), with Japan Industrial Partners, Inc. ("JIP") and NTJ Holdings 1 Ltd. ("NTJ Holdings"), a special purpose entity that is owned by funds managed or operated by JIP, pursuant to which NT agreed to sell its electromagnetic devices business (the “EMD Business”) to NTJ Holdings for approximately JPY 48.2 billion or approximately US$422 million. The purchase price is subject to adjustment in certain circumstances.
Pursuant to the terms of the Definitive Stock Purchase Agreement, KEMET will pay to NEC the amount of JPY 6.0 billion (approximately $52.5 million), plus one-half of the amount which is determined to be the excess amount of net cash proceeds from the sale of the EMD Business, after the repayment of outstanding indebtedness of NT and after the payment of taxes, fees and expenses relating to the sale of the EMD Business. NT will use a portion of the net proceeds to repay in full the outstanding indebtedness of NT that is owed to NEC, which is currently approximately JPY 25.4 billion (approximately $222.4 million). On a consolidated basis (KEMET and TOKIN) the remaining net excess cash from the transaction, after subtracting the purchase price of the NEC shares, will be approximately $42 million.
The acquisition of the outstanding shares of NT is subject to customary closing conditions, including making any required regulatory filings and obtaining any required third party consents, and is also conditioned on the closing of the sale of the EMD Business. The Definitive Stock Purchase Agreement contains customary covenants, representations and warranties, and also provides for NEC to bear one-half of certain indemnity obligations that may arise out of the sale of the EMD Business by NT, subject to certain conditions and limitations.
The sale of the EMD Business by NT is subject to customary closing conditions, including making any required regulatory filings, the absence of pending litigation and a customer due diligence condition. The Master Sale and Purchase Agreement contains customary covenants, representations and warranties, and indemnification provisions requiring NT to indemnify the purchaser of the EMD Business for certain liabilities in certain circumstances, subject to certain conditions and limitations.
The sale of the EMD Business is expected to close on or around April 3, 2017. The acquisition of the outstanding shares of common stock and preferred stock of NT is expected to close on or around April 10, 2017.
A copy of the Definitive Stock Purchase Agreement is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated by reference herein. The description of the material terms of the Definitive Stock Purchase Agreement is qualified in its entirety by reference to such exhibit.
A copy of the press release reporting entry into the Definitive Stock Purchase Agreement and Master Sale and Purchase Agreements has been included as Exhibit 99.1.
Item 1.02 Termination of a Material Definitive Agreement.
The Definitive Stock Purchase Agreement will also serve to terminate the existing Stock Purchase Agreement dated March 12, 2012, among KEMET, NEC and NT upon the closing of the transaction. The Option Agreement dated March 12, 2012, as amended by Amendment No.1 thereto dated as of August 29, 2014 (the “Option Agreement”), between KEMET and NEC, which provided a right to NEC, in certain circumstances and subject to certain conditions, to require KEMET to purchase the outstanding shares of common stock and preferred stock of NT at a price determined in accordance with a formula set forth in the Option Agreement, and the Stockholders’ Agreement dated March 12, 2012, among KEMET, NEC and NT, will also be superseded and replaced by the Definitive Stock Purchase Agreement, and each of those agreements will terminate at the closing of the transaction.

Item 7.01 Regulation FD Disclosure
On February 23, 2017, the Company will host a conference call concerning the announced acquisition of NT and sale of the EMD Business.  The slide package prepared for use by executive management for this presentation is attached hereto as Exhibit 99.2.  All of the information in the presentation is presented as of February 23, 2017, and the Company does not assume any obligation to update such information in the future.

The information included in Item 7.01 of this Form 8-K, as well as Exhibit 99.2 referenced herein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description of Exhibit
2.1	Definitive NEC TOKIN Stock Purchase Agreement dated as of February 23, 2017, by and between KEMET Electronics Corporation and NEC Corporation.
99.1	Press Release, dated February 23, 2017, issued by the Company, announcing entry into the Definitive Stock Purchase Agreement and Master Sale and Purchase Agreement.
99.2	Slide Package prepared for use in connection with the Company’s investor conference call to be held on February 23, 2017.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2017	KEMET Corporation

/s/ William M. Lowe, Jr.
William M. Lowe, Jr.
Executive Vice President and Chief Financial Officer